Exhibit 10.1

Scott T. Parker
[Address]

Dear Scott:

I am pleased to confirm our verbal offer of employment for the position of Executive Vice President, Chief Financial Officer, Ryder System, Inc.  Your employment will commence on a date mutually agreeable to you and Ryder.  Your appointment to this position and compensation are subject to the approval of the Board of Directors.
This position is offered to you at an annual base salary of $575,000.00.  Your annual cash incentive opportunity will be 100% of eligible base salary.  The award is based on the Ryder System Inc. Equity and Incentive Compensation Plan and is paid in February of each year for the preceding year, as approved by the Board of Directors.  For the 2019 performance year, your annual cash incentive award will not be prorated based on your time in position.

In addition, to compensate you for equity forfeited as a result of leaving your prior employer, we are recommending you receive a one-time equity grant valued at $4,800,000, in a combination of time-vested restricted stock rights and stock options.  This award is subject to the approval of the Compensation Committee of the Board of Directors.
As with any other executives, your eligibility for future awards will be subject to the Company’s Long-Term Incentive Program administered by the Board of Directors.  Annual awards are awarded in February and are delivered in a combination of stock options, performance-based restricted stock, and time-vested restricted stock rights.  Terms and conditions, as well as vesting schedules are delivered when the award is made.
Stock ownership by management is valued at Ryder.  Accordingly, a stock ownership guideline of three (3) times base salary has been established for your position.  You will have five years from your date of hire to reach your required stock ownership level.  While five years have been allotted as the maximum time frame over which to accumulate full stock ownership levels, you should meet a pro-rata portion of the stock ownership guideline for each month in your position.
Your new position also includes a monthly car allowance of $800, and an annual executive perquisite allowance of $6,800 per year payable upon your start date.
You are eligible for Ryder System, Inc. employee benefits as summarized in the enclosed Benefits at a Glance and consistent with other executive leaders.  You are also eligible for a full-reimbursement relocation package.
In addition, Ryder agrees to reimburse you for the difference between the cost of Ryder’s medical and dental coverage and the COBRA health insurance premiums through your present employer until such time as your Ryder health insurance becomes effective.
Government regulations require that we verify identity and employment eligibility of all new employees within three business days of their date of hire.  Please be prepared to submit proper documentation on your start date.

Exhibit 10.1

This offer letter is contingent upon your successful completion of a background check and a post-offer drug screening test.

This is a letter of offer and not to be construed as a formal contract of employment. We hope you understand that we must confirm your employment to be on an “at will” basis.  Neither our stating your salary or wages in annualized terms nor our comments and representations in other respects are intended to express or imply that you will be working either for any particular duration or under a contract of employment.

Scott, I am looking forward to working with you.  Please call me or Frank Lopez should you have any questions regarding this offer.

Sincerely,

/s/ Robert E. Sanchez